dELiA*s Inc.
                               435 Hudson Street
                           New York, New York  10014


___________ __, 1999

iTurf Inc.
435 Hudson Street
New York, NY  10014
Attention:  President

Gentlemen:

            In connection with the proposed initial public offering by iTurf Inc. ("iTurf"), we have agreed as follows:

            1. If dELiA*s Inc. ("dELiA*s") proposes in a single transaction or series of related transactions to transfer all or a portion of the common stock of iTurf ("Common Stock") held by it to one or more third parties as a result of which a person (or persons acting as a group) to which the Common Stock is transferred would own a Controlling Interest (as defined below) in iTurf (a "Transaction"), then dELiA*s will refrain from effecting a Transaction unless, prior to the consummation thereof, the public stockholders of iTurf (the "Public Stockholders") shall have been offered the opportunity to join in such Transaction on a pro rata basis, as provided in this letter. Any purported transfer by dELiA*s subject to this letter agreement not made in compliance with these provisions shall be void and shall not be consummated upon the books and records of iTurf. For purposes of this letter agreement, a person or group has a "Controlling Interest" if it has direct or beneficial ownership of 35% or more of the voting power represented by the voting securities of iTurf and no other person directly or beneficially owns a greater percentage of such voting power.

             2. Prior to the consummation of any Transaction, dELiA*s shall cause each person or persons that propose to acquire Common Stock in the Transaction (the "Proposed Purchasers") to offer (the "Purchase Offer") to purchase on a pro rata basis from the Public Stockholders the same percentage of the aggregate number of shares of Common Stock held by the Public Stockholders as the percentage determined by dividing the number of shares of Common Stock to be purchased from dELiA*s by the aggregate number of shares of Common Stock held by dELiA*s, at the same price per share, and on substantially the same other terms and conditions, as the Proposed Purchaser has offered to purchase the Common Stock to be sold by dELiA*s.

              3. The provisions of this letter agreement shall not apply to (a) Rule 144 sales by dELiA*s, (b) a sale by dELiA*s of shares in a public offering,
(c) a distribution by dELiA*s of shares to its holders of common stock, or (d) transfers by dELiA*s to its affiliates, provided that any such affiliate agrees in writingto be bound by the provisions of this letter agreement.

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            4. The provisions of this letter agreement shall terminate on the first anniversary of iTurf's initial public offering or on May 31, 1999 if such offering is not consummated by such date.

            5. This letter agreement shall be governed by the laws of Delaware. This letter agreement contains the entire agreement of the parties. This letter agreement may not be amended except by written instrument executed with the same formality as this letter agreement; provided, however, that as long as dELiA*s has direct or beneficial ownership of 30% or more of the voting power represented by the voting securities of iTurf and no other person directly or beneficially owns a greater percentage of such voting power, no such amendment of a material term or waiver of a material obligation of this Agreement shall be valid unless it has been approved by a majority of the members of the board of directors of iTurf who are not directors or officers of dELiA*s or the beneficial owners of five percent or more of the outstanding voting securities of dELiA*s. This letter agreement may be executed in counterparts.

                                    dELiA*s Inc.



                                    By:  ___________________


AGREED:

iTurf Inc.


By:  ___________________

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